The Taiwan Fund, Inc.
Item 77 C

The Annual Meeting of Stockholders (the "Meeting") was held April 25, 2011 in New York. The voting results for each of the two proposals considered at the annual stockholders meeting are as follows:


1.     Election of Directors   The stockholders of the Fund
elected Harvey Chang, Michael F. Holland, Joe O. Rogers, Bing Shen,
M. Christopher Canavan, Jr. and Anthony Kai Yiu Lo to the Board of Directors to hold office until their successors are elected and qualified.

                             For                       Withheld
Harvey Chang                       15,499,999          461,219
Michael F. Holland                 15,401,519          559,699
Joe O. Rogers                      15,559,997          401,221
Bing Shen                          15,496,995          464,223
M. Christopher Canavan, Jr.        15,511,721          449,497
Anthony Kai Yiu Lo                 15,496,577          464,641


2. Approval of an amendment to the Fund's investment limitations to permit the Fund to engage in securities lending.

For             Against  Abstain      Non-Votes
13,098,889      799,016  8,941        2,054,372